HomeTrust Bancshares, Inc. Reports Second Quarter Fiscal Year 2014 Financial Results

ASHEVILLE, N.C., January 28, 2014 - HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (Company or HomeTrust), the holding company of HomeTrust Bank, today announced preliminary net income of $2.9 million for the second quarter of fiscal year 2014, compared to $2.3 million for the same period a year ago. Net income totaled $6.2 million for the six months ended December 31, 2013 compared to net income of $3.4 million for the same period in 2012. The increase in net income for the second quarter of fiscal 2014 was primarily a result of a $700,000 recovery from the allowance for loan losses and a $305,000 increase in net interest income. The increase in net income was partially offset by a $607,000 decrease in other non-interest income primarily driven by a decrease in mortgage banking income and fees for the second quarter of fiscal 2014 as compared to the same period last year. On a basic and diluted per share basis, the Company earned $0.15 and $0.32 per share for the three and six months ended December 31, 2013; while it earned $0.11 and $0.17 per share for the three and six months ended December 31, 2012, respectively.

In announcing these results, Chairman, President, and CEO, Dana Stonestreet remarked, “Our earnings continue to benefit from a lower provision for loan losses due to a continued positive trend in our asset quality as net loan chargeoffs and  classified assets continue to decline. Classified assets as a percentage of total assets decreased to 6.33%, at  December 31, 2013 from 8.04% a year ago.  Additionally, we are enthusiastic about the impending acquisition of Jefferson Bancshares, a strong, like-minded company. This acquisition will allow us to enter into growth markets in East Tennessee and create tremendous synergies to enhance shareholder value.”

On January 23, 2014, HomeTrust and Jefferson Bancshares, Inc. (“Jefferson”) (NASDAQ: JFBI), announced the signing of a definitive merger agreement.  The combined company will have approximately $2.1 billion in assets.  “The combination of HomeTrust and Jefferson is consistent with our stated business strategy to appropriately utilize capital and increase operating efficiency to create a ‘win-win’ opportunity for both our shareholders and the communities we serve,” Stonestreet added.

Income Statement Review

Net interest income was $13.9 million for the three months ended December 31, 2013 compared to $13.6 million for the three months ended December 31, 2012. The $305,000, or 2.2%, increase was primarily due to a $521,000 reduction in interest expense outpacing a decrease in interest income of $216,000. The net interest margin (on a fully taxable-equivalent basis) for the three months ended December 31, 2013 decreased two basis points over the same period last year to 3.89%.

Net interest income was $27.2 million for the six months ended December 31, 2013 compared to $27.1 million for the six months ended December 31, 2012. The $83,000, or 0.3%, increase was primarily due to a $1.2 million decrease in interest expense outpacing a $1.1 million decrease in interest income. The net interest margin (on a fully taxable-equivalent basis) for the six months ended December 31, 2013 decreased three basis points over the same period last year to 3.82%.

Non-interest income was $2.2 million for the second quarter of fiscal 2014 compared to $2.9 million for the second quarter of fiscal 2013. The $607,000, or 21.3%, decrease was driven by a $721,000 decrease in mortgage banking income and fees and was partially offset by a $110,000 increase in other income resulting from higher investment services income. Mortgage banking income and fees declined as refinance activity was significantly curtailed as a result of the recent rise in long term interest rates. Non-interest expense for the quarter ended December 31, 2013 decreased $35,000, or 0.3%, to $13.3 million compared to $13.4 million for the quarter ended December 31, 2012. This decrease was primarily related to a $1.5 million  Federal Home Loan Bank (“FHLB”) advance prepayment penalty recorded for the quarter ended December 31, 2012 while no FHLB prepayments were made during the current quarter. The expense reductions were partially offset by a $1.2 million, or 18.8%, increase in salaries and employee benefits primarily as a result of awards made under the Company’s 2013 Omnibus Incentive Plan approved by stockholders in January 2013 and the July 31, 2013, acquisition of BankGreenville Financial Corporation (“BankGreenville”), as compared to the same period in the prior fiscal year.

Non-interest income was $4.5 million for the six months ended December 31, 2013 compared to $5.2 million for the six months ended December 31, 2012. The $679,000, or 13.1%, decrease was driven by an $899,000, or 33.5%, decrease in mortgage banking income and fees and was partially offset by a $190,000, or 15.7%, increase in other non-interest income resulting from bank owned life insurance and investment services income. Non-interest expense for the six months ended December 31, 2013 decreased $1.6 million, or 5.8%, to $25.2 million from $26.8 million for the six months ended December 31, 2012. This decrease was primarily related to a $3.1 million, or 100%, decrease in FHLB advance prepayment penalties and an $843,000, or 45.1%, decrease in REO-related expenses. This decrease was partially offset by a $2.0 million, or 16.1%, increase in salaries and employee benefits as a result of awards made under  the Company’s 2013 Omnibus Incentive Plan and the BankGreenville acquisition, as compared to the same period in the prior fiscal year.

The Company’s income tax expense was $606,000 for the three months ended December 31, 2013, an increase of $125,000, compared to an expense of $481,000 for the three months ended December 31, 2012. This increase was due to higher income before income taxes. The Company’s effective income tax rate for the quarter ended December 31, 2013 was 17.4%.

For the six months ended December 31, 2013, the company’s income tax expense was $3.3 million, an increase of $3.0 million, compared to an expense of $298,000 for the six months ended December 31, 2012. This increase was due to higher income before income taxes, as well as, a nonrecurring $962,000 charge to tax expense for the decrease in the value of our deferred tax assets as a result of reductions in North Carolina’s state corporate tax rates over the next two years. Beginning January 1, 2014, North Carolina’s corporate tax rate was reduced to 6.0% from 6.9% and will be further reduced to 5.0% in 2015 with possible further reductions to 3.0% in 2017 in the event certain state revenue triggers are achieved. The Company’s effective income tax rate for the six months ended December 31, 2013 was 34.5%.

Balance Sheet Review

Total assets increased $46.0 million, or 2.9%, to $1.63 billion at December 31, 2013 from $1.58 billion at June 30, 2013. This increase was largely due to the July 31, 2013 BankGreenville acquisition, which increased total assets by $101.1 million. Securities available for sale increased $57.9 million, or 234.0%, to $82.7 million at December 31, 2013 from $24.8 million at June 30, 2013 as a result of the purchase of $49.3 million in investment securities coupled with $34.3 million in investment securities acquired from BankGreenville. In addition, net loans receivable increased $10.8 million, or 1.0%, to $1.14 billion at December 31, 2013 from $1.13 billion at June 30, 2013, as the $47.8 million in loans acquired from BankGreenville were partially offset by normal loan repayments, charge-offs and transfers to real estate owned (“REO”). We also recorded $2.8 million of goodwill and $530,000 of core deposit intangibles in connection with the BankGreenville acquisition.

Total deposits increased $56.7 million, or 4.9%, from $1.15 billion at June 30, 2013 to $1.21 billion at December 31, 2013. This increase was due to  $89.1 million of deposits acquired from BankGreenville. Other borrowings increased from none at June 30, 2013 to $2.2 million at December 31, 2013 as a  result of obligations assumed in the BankGreenville acquisition.

Stockholders’ equity at December 31, 2013 decreased to $358.1 million from $367.5 million at June 30, 2013. This decrease was primarily a result of the repurchase of 1,041,245 shares at a price of $17.1 million during the six months ended December 31, 2013, partially offset by a $6.2 million increase in retained earnings as a result of the net income during the period. As of December 31, 2013, all of the 1,041,245 shares authorized in the August 2013 stock repurchase plan had been purchased at an average cost of $16.38 per share. As of December 31, 2013, HomeTrust Bank was considered “well capitalized” in accordance with its regulatory capital guidelines and exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based, and Total Risk-Based capital ratios of 15.59%, 22.34%, and 23.61%, respectively. As of December 31, 2012, these ratios were 14.73%, 20.70%, and 21.98%, respectively.

Asset Quality

The allowance for loan losses was $27.1 million, or 2.32% of total loans, at December 31, 2013 compared to $32.1 million, or 2.75% of total loans, at June 30, 2013.

The recovery for loan losses was $(700,000) for the three months ended December 31, 2013 compared to a $300,000 provision for loan losses for the three months ended December 31, 2012. The decrease in the provision was due to the combination of lower non-performing and classified loans, fewer loan charge-offs and lower average loan balances compared to the same period  last  year. Net loan charge-offs decreased to $1.4 million for the three months ended December 31, 2013 from $1.9 million for the same period during  last  year. Net loan charge-offs for the three months ended December 31, 2013 included a $2.0 million write-down on a group of impaired loans currently held for sale with an original principal balance of $7.9 million. Excluding the write-down, the Company would have posted a recovery of $611,000 for the three months ended December 31, 2013. Net charge-offs as a percentage of average loans decreased to 0.46% for the quarter ended December 31, 2013 from 0.64% for the same period last fiscal year. Average loans receivable decreased $24.2 million, or 2.0%, to $1.19 billion in the first quarter of fiscal 2014 from $1.22 billion in the same quarter of fiscal 2013.

The recovery for loan losses was $(3.0) million for the six months ended December 31, 2013 compared to a $1.8 million provision for loan losses for the same period in 2012. The decrease in the provision was due to the combination of lower non-performing and classified loans, fewer loan charge-offs and lower average loan balances compared to the same period last year. Net loan charge-offs decreased to $1.9 million for the six months ended December 31, 2013 from $2.7 million for the six months ended December 31, 2012. Net charge-offs as a percentage of average loans decreased to 0.33% for the six months ended December 31, 2013 from 0.43% for the same period last year. Average loans receivable decreased $31.8 million, or 2.6%, to $1.19 billion in the first six months of fiscal 2014 from $1.23 billion during the same period in fiscal 2013.

Nonperforming assets decreased to $66.6 million, or 4.09% of total assets, at December 31, 2013, compared to $80.3 million, or 5.07% of total assets, at June 30, 2013 and $85.1 million, or 5.36% at December 31, 2012. The decrease in nonperforming assets during the first six months of fiscal 2014 was primarily driven by a reduction in nonaccruing loans and REO. Nonperforming assets included $56.7 million in nonaccruing loans and $9.9 million in REO at December 31, 2013, compared to nonaccruing loans and REO of $68.6 million and $11.7 million at June 30, 2013 and $72.4 million and $12.7 million at December 31, 2012, respectively. At December 31, 2013, $31.4 million, or 55.4%, of nonaccruing loans were current on their loan payments.

The ratio of classified assets to total assets decreased to 6.33% at December 31, 2013 from 7.43% at June 30, 2013 and 8.04% at December 31, 2012. Classified assets decreased to $103.1 million at December 31, 2013 compared to $117.6 million and $127.6 million at June 30, 2013 and December 31, 2012, respectively, primarily as a result of our efforts to return nonperforming loans to performing status, loans being paid off and sales of REO.

About HomeTrust Bancshares, Inc.

HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank (the "Bank"), including its banking divisions – HomeTrust Bank, Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. With $1.63 billion in assets as of December 31, 2013, the community-oriented financial institution offers traditional financial services within its local communities through its 21 full service offices in Western North Carolina, including the Asheville metropolitan area, the "Piedmont" region of North Carolina, and Greenville, South Carolina. The Bank is the 10th largest community bank headquartered in North Carolina.

Forward-Looking Statements

This press release may contain certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results for the businesses of HomeTrust Bancshares, Inc. and HomeTrust Bank include: expected cost savings, synergies and other financial benefits from the pending acquisition of Jefferson by HomeTrust (“merger”) and the recent BankGreenville acquisition might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the requisite shareholder and regulatory approvals for the merger might not be obtained; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; decreases in the secondary market for the sale of loans that we originate; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Office of the Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including the effect of Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Basel III, changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; our ability to attract and retain deposits; increases in premiums for deposit insurance; management’s assumptions in determining the adequacy of the allowance for loan losses; our ability to control operating costs and expenses, especially new costs associated with our operation as a public company; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; statements with respect to our intentions regarding disclosure and other changes resulting from the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies, the Public Company Accounting Oversight Board or the Financial Accounting Standards Board; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and the other risks described in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2013.

Any of the forward-looking statements that we make in this release are based upon management’s beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

Additional Information

HomeTrust, Bancshares, Inc. will file a registration statement on Form S-4 with the SEC in connection with the proposed transaction.  The registration statement will include a proxy statement of Jefferson Bancshares, Inc. that also constitutes a prospectus of HomeTrust, which will be sent to the shareholders of Jefferson.  Jefferson shareholders are advised to read the proxy statement/prospectus when it becomes available because it will contain important information about HomeTrust, Jefferson and the proposed transaction.  When filed, this document and other documents relating to the merger filed by HomeTrust and Jefferson can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents also can be obtained free of charge by accessing HomeTrust’s website at www.hometrustbanking.com under the tab “Investor Relations” and then under “SEC Filings” or by accessing Jefferson’s website at www.jeffersonfederal.com under the tab “Investor Relations” and then under “SEC Filings.”  Alternatively, these documents, when available, can be obtained free of charge from HomeTrust upon written request to HomeTrust Bancshares, Inc., Attn: Investor Relations, 10 Woodfin Street, Asheville, North Carolina 28801 or by calling (828) 350-3049, or from Jefferson, upon written request to Jefferson Bancshares, Inc., Attn: Investor Relations, 120 Evans Avenue, Morristown, Tennessee 37814 or by calling (423) 586-8421.

Participants in this Transaction

HomeTrust, Jefferson and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Jefferson shareholders in connection with the proposed transaction under the rules of the SEC.  Information about these participants may be found in the definitive proxy statement of HomeTrust filed with the SEC by HomeTrust on October 11, 2013 and the definitive proxy statement of Jefferson filed with the SEC on October 4, 2013.  These definitive proxy statements can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants will also be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM

Contact:
Dana L. Stonestreet – Chairman, President and CEO
Tony J. VunCannon - Senior Vice President, CFO, and Treasurer
828-259-3939

Selected Financial Data

	At December 31, 2013	At June 30, 2013(1)
	(In thousands)
Selected Financial Condition Data:
Total assets	$1,629,325	$1,583,323
Loans held for sale	8,907	10,770
Loans receivable, net(2)	1,142,933	1,132,110
Allowance for loan losses	27,125	32,073
Certificates of deposit in other banks	152,027	136,617
Securities available for sale, at fair value	82,661	24,750
Goodwill	2,802	-
Deposits	1,211,447	1,154,750
Other borrowings	2,217	-
Stockholders’ equity	358,106	367,515

	At or For the Three Months Ended
	December 31, 2013	June 30, 2013	December 31, 2012

Asset quality ratios:
Non-performing assets to total assets(3)	4.09%	5.07%	5.36%
Non-performing loans to total loans(3)	4.84	5.88	6.11
Total classified assets to total assets	6.33	7.43	8.04
Allowance for loan losses to non- performing loans(3)	47.87	46.78	47.31
Allowance for loan losses to total loans	2.32	2.75	2.89
Net charge-offs to average loans (annualized)	0.46	-0.10	0.64

Capital ratios:
Equity to total assets at end of period	21.98%	23.21%	23.56%
Average equity to average assets	21.97	23.09	23.35

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(In thousands)		(In thousands)
Selected Operations Data:
Total interest income	$15,265	$15,481	$30,108	$31,209
Total interest expense	1,383	1,904	2,929	4,113
Net interest income	13,882	13,577	27,179	27,096
Provision (recovery) for loan losses	(700)	300	(3,000)	1,800
Net interest income after provision for loan losses	14,582	13,277	30,179	25,296
Fees and service charges	654	650	1,333	1,303
Mortgage banking income and fees	788	1,509	1,786	2,685
Other non-interest income	804	694	1,398	1,208
Total non-interest income	2,246	2,853	4,517	5,196
Salaries and employee benefits	7,518	6,329	14,695	12,658
Net occupancy expense	1,313	1,223	2,463	2,349
FHLB advance prepayment penalty	-	1,509	-	3,069
REO-related expenses(4)	843	780	1,026	1,869
Other	3,672	3,540	7,037	6,829
Total non-interest expense	13,346	13,381	25,221	26,774
Income before income taxes	3,482	2,749	9,475	3,718
Income tax expense	606	481	3,272	298
Net income	$2,876	$2,268	$6,203	$3,420

	Three Months Ended		Six Months Ended
	December 31,(5)		December 31,(5)
	2013	2012	2013	2012
Selected Financial Ratios and Other Data:
Performance ratios:
Return on assets (ratio of net income to
average total assets)	0.70%	0.57%	0.75%	0.42%
Return on equity (ratio of net income
to average equity)	3.18	2.43	3.40	1.90
Tax equivalent yield on earning assets(6)	4.26	4.42	4.20	4.40
Rate paid on interest-bearing liabilities	0.47	0.69	0.50	0.72
Tax equivalent average interest rate spread (6)	3.79	3.73	3.70	3.68
Tax equivalent net interest margin(6) (7)	3.89	3.91	3.82	3.85
Average interest-earning assets to average
interest-bearing liabilities	130.26	133.71	130.66	131.41
Operating expense to average total assets	3.24	3.35	3.07	3.31
Efficiency ratio(8)	74.06	64.19	72.79	64.27

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Per Share Data:
Net income per common share:
Basic	$0.15	$0.11	$0.32	$0.17
Diluted	$0.15	$0.11	$0.32	$0.17
Average shares outstanding:
Basic	18,572,448	20,121,837	18,930,301	20,115,225
Diluted	18,680,463	20,121,837	19,029,109	20,115,225

Book value per share at end of period	$18.10	$17.67	$18.10	$17.67
Tangible book value per share at end of period (8)	$17.94	$17.67	$17.94	$17.67
Total shares outstanding at end of period	19,783,655	21,160,000	19,783,655	21,160,000

Average Balance Sheet Data:	For the Three Months Ended December 31,
	2013		2012
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,191,755	5.08%	$1,215,968	5.21%
Interest-earning deposits with banks	189,394	0.90	209,136	0.71
Securities available for sale	78,053	1.51	29,639	1.08
Other interest-earning assets	46,404	1.49	22,757	0.88
Total interest-earning assets	1,505,606	4.26	1,477,500	4.42

Interest-bearing deposits	1,153,659	0.48	1,091,942	0.67
Other borrowings	2,225	0.18	13,062	2.66
Total interest-bearing liabilities	1,155,884	0.48	1,105,004	0.69
Tax equivalent interest rate spread(6)		3.78%		3.73%
Tax equivalent net interest margin(6) (7)		3.89%		3.91%

	For the Six Months Ended December 31,
	2013		2012
	(Dollars in thousands)
	Average Balance	Yield/ Cost	Average Balance	Yield/ Cost
Loans receivable(6)	$1,194,874	5.02%	$1,226,693	5.20%
Interest-earning deposits with banks	211,337	0.82	219,277	0.68
Securities available for sale	65,149	1.55	30,438	1.16
Other interest-earning assets	34,422	1.63	19,202	0.89
Total interest-earning assets	1,505,782	4.20	1,495,610	4.40

Interest-bearing deposits	1,150,116	0.50	1,120,762	0.68
Other borrowings	2,296	0.35	17,372	3.18
Total interest-bearing liabilities	1,152,412	0.50	1,138,134	0.72
Tax equivalent interest rate spread(6)		3.70%		3.68%
Tax equivalent net interest margin(6) (7)		3.82%		3.85%

______________________
(1)	Derived from audited financial statements.
(2)	Net of allowances for loan losses, loans in process and deferred loan fees.
(3)
Non-performing assets include nonaccruing loans, consisting of certain restructured loans, and real estate owned. There were no accruing loans more than 90 days past due at the dates indicated.  At December 31, 2013, there were $21.1 million of restructured loans included in nonaccruing loans and $31.4 million, or 55.4%, of nonaccruing loans were current on their loan payments.

(4)	REO-related expenses include loss on sale and impairment of REO and all other REO-related expenses.
(5)	Ratios are annualized where appropriate.
(6)	The weighted average rate for municipal leases is adjusted for a 34% federal tax rate since the interest from these leases is tax exempt.
(7)	Net interest income divided by average interest earning assets.
(8)
As presented in this earnings release, the efficiency ratio is calculated by dividing total non-interest expense, net of FHLB advance prepayment penalties and REO-related expenses, by the sum of net interest income, total non-interest income and the tax equivalent adjustment, net of realized gain/loss on securities.The efficiency ratio,  tangible book value,and tangible book value per share are  non-GAAP (generally accepted accounting principles utilized in the United States) financial measures.  The Company believes the efficiency ratio as presented is useful for both investors and management to understand the effects of certain non-interest items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. The Company believes that tangible book value and tangible book value per share are useful for both investors and management as these are measures commonly used by financial institutions, regulators and investors to measure the capital adequacy of financial institutions. The Company believes these measures facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.  These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  The reconciliation of these non-GAAP measures (including the efficiency ratio, tangible book value and tangible book value per share), is included in tabular form below:

Set forth below is a reconciliation to GAAP of the non-GAAP efficiency ratio shown in the table above:

	Three Months Ended		Six Months Ended
(Dollars in thousands)	December 31,		December 31,
	2013	2012	2013	2012
Non-interest expense	$13,346	$13,381	$25,221	$26,774
Adjustment for FHLB advance prepayment expense	-	1,509	-	3,069
REO-related expenses	843	780	1,026	1,869
Non-interest expense – as adjusted	$12,503	$11,092	$24,195	$21,836

Net interest income	$13,882	$13,577	$27,179	$27,096
Plus non-interest income	2,246	2,853	4,517	5,196
Plus tax equivalent adjustment	755	850	1,544	1,685
Less realized gain/loss on securities	-	-	-	-
Net interest income plus non-interest income – as adjusted	$16,883	$17,280	$33,240	$33,977

Efficiency ratio	74.06%	64.19%	72.79%	64.27%
Efficiency ratio (without adjustments)	82.75%	81.44%	79.57%	82.91%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share shown in the table above:

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	December 31,		December 31,
	2013	2012	2013	2012
Total stockholders’equity	$358,106	$373,901	$358,106	$373,901
Less: goodwill, core deposits intangibles, net of taxes	(3,171)	(98)	(3,171)	(98)
Tangible book value	$354,935	$373,803	$354,935	$373,803
Common shares outstanding	19,783,655	21,160,000	19,783,655	21,160,000
Tangible book value per share*	$17.94	$17.67	$17.94	$17.67

* Tangible book value is equal to book value less goodwill and core deposit intangibles, net of related deferred tax liabilities